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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
iPrint Technologies, inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1)	Title of each class of securities to which transaction applies: Common Stock
	2)	Aggregate number of securities to which transaction applies: 54,860,040
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): 0
	4)	Proposed maximum aggregate value of transaction: 0
	5)	Total fee paid: 0
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

iPrint Technologies, inc.
3073 Corvin Drive
Santa Clara, California 95051

September 13, 2002

Dear Stockholder:

        We will hold a special meeting of stockholders of iPrint Technologies, inc. at 8:00 a.m. local time, on October 10, 2002 at the Company's headquarters at 3073 Corvin Drive, Santa Clara, California 95051. At the iPrint special meeting, we will ask you to vote on a proposal to approve the transfer of all or substantially all of the Company's assets through an assignment for the benefit of creditors. An assignment for the benefit of creditors is a procedure under California law in which all of the Company's assets are transferred to an assignee. The assignee is responsible for liquidating the assets to satisfy the Company's obligations. To the extent that any amounts remain after satisfaction of all Company obligations, such amounts will be distributable to the Company's stockholders.

        The Notice of Special Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

        After reading the Proxy Statement, please promptly mark, date, sign and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you return the enclosed proxy card or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

Very truly yours,
/s/ MONTE D. WOOD
Monte D. Wood President and Chief Executive Officer

iPrint Technologies, inc.
3073 Corvin Drive
Santa Clara, California 95051

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held October 10, 2002

TO THE STOCKHOLDERS:

        We will hold a special meeting of stockholders of iPrint Technologies, inc. (the "Company") at 8:00 a.m. local time, on October 10, 2002 at the Company's headquarters at 3073 Corvin Drive, Santa Clara, California 95051. At the iPrint special meeting, we will ask you to vote on the following:

        1.    A proposal to approve a transfer of all or substantially all of the Company's assets through an assignment for the benefit of creditors.

        2.    To transact such other business as may properly come before the meeting.

        Stockholders of record at the close of business on September 5, 2002, are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at the Company's principal offices.

By order of the Board of Directors,
/s/ WILLIAM P. KAPLAN
William P. Kaplan Secretary

September 13, 2002, California

        IMPORTANT:    Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

TABLE OF CONTENTS

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS	1
SOLICITATION AND VOTING OF PROXIES	1
SUMMARY	2
PROPOSAL ONE: ASSIGNMENT FOR THE BENEFIT OF CREDITORS	4
Terms of Transaction	4
Reasons for the Assignment; Recommendation of Our Board of Directors	4
Consequences to Stockholders	5
Description of Business	5
Background of Transaction	5
Interest of Certain Persons in Matters to be Acted Upon	6
Change of Control Transactions	8
Dissenter's Right of Appraisal	9
Material Federal Tax Consequences	9
Vote Required	11
Security Ownership of Certain Beneficial Owners and Management	12
TRANSACTION OF OTHER BUSINESS	14

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

        The accompanying proxy is solicited by the Board of Directors of iPrint Technologies, inc., a Delaware corporation ("iPrint" or the "Company"), for use at the special meeting of stockholders to be held on October 10, 2002, or any adjournment or postponement, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. The date of this Proxy Statement is September 13, 2002, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

SOLICITATION AND VOTING OF PROXIES

        The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail through its employees, the Company will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

        On September 5, 2002, the Company had outstanding 54,860,040 shares of its Common Stock, par value $.001 per share ("Common Stock"), all of which are entitled to vote with respect to all matters to be acted upon at the special meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by him or her. The Company's Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum.

        All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a stockholder specifies by means of his or her proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time before the time it is exercised by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

SUMMARY

        Our Board of Directors has determined that it is in the best interest of the Company and its stockholders to make a general assignment for the benefit of creditors of substantially all of our assets (the "Assignment") and is requesting that you vote in favor of the Assignment. The following are some of the questions you may have and answers to those questions. We urge you to carefully read the remainder of this proxy statement because the information in this summary is not complete and additional important information is contained in the remainder of this proxy.

What transaction is being proposed?

        Our Board of Directors proposes that we assign substantially all of our assets for the benefit of our creditors. An Assignment is a non-judicial insolvency procedure in which we would transfer all of our right, title, interest in, and custody and control of our property to a third party assignee in trust (the "Assignee"). The Assignee will then liquidate the property and distribute the proceeds to our creditors to satisfy our obligations. If any proceeds remain after all of our obligations have been satisfied, those remaining proceeds will be distributed to you, the stockholders. Once the Assignment is completed, the Assignee has sole control over our assets and we will no longer control our operations, the liquidation or distribution of assets or the resolution of claims. Because we do not know the final amount which the Assignee will recover from a liquidation of our assets or how the Assignee will resolve our outstanding obligations, we do not know whether any amounts will be available for distribution to you.

Why is iPrint making an assignment for the benefit of its creditors?

        We are unable to continue our ongoing operations with our current cash and anticipated future cash flow and we have been unable to secure additional equity, debt or other financing and have been unsuccessful in our efforts to attract a buyer for our business. Our business has severely suffered from the major slowdown experienced in the custom printing industry as the general economy fell into recession and spending on advertising, marketing and promotion decreased significantly. Our Board of Directors has a duty to take the actions that it believes will result in the best recovery for our creditors and has deemed it advisable and in the best interests of the Company to effect the Assignment. Our Board of Directors believes that as compared to a filing under federal bankruptcy laws (which the Board believes is the only alternative), the Assignment presents the best opportunity for the best recovery for creditors and also may provide an opportunity for future payments to our stockholders.

What vote of stockholders is required to approve the Assignment?

        Approval of the Assignment requires approval by the holders of a majority of all outstanding shares of iPrint. Stockholders holding a majority of our outstanding shares, believing that it is in the best interests for us and our stockholders to effect the Assignment, have already committed to vote their shares in favor of the Assignment pursuant to a Stockholders' Agreement and Irrevocable Proxy, discussed below.

When will the Assignment be completed?

        We anticipate that the Assignment will be completed shortly after the date of the Special Meeting.

What will our business be after completion of the Assignment?

        Upon the completion of the Assignment, the Assignee will have sole control over our assets and the Company will no longer control the operation of our business, the liquidation or distribution of assets or the resolution of claims. Following the Assignment, we intend to seek delisting from the Nasdaq stock market (if we have not already been delisted by Nasdaq prior to that time) and terminate our status as a reporting company with the Securities and Exchange Commission as soon as legally permitted.

Will I receive anything in this transaction?

        Based upon information available at this time, we cannot forecast whether any amounts will be available to our stockholders in connection with, or as a result of, the Assignment. We have been in discussions with one prospective purchaser of our assets. If the transaction that we have been discussing with this party is consummated with the Assignee on the terms currently under discussion, there will be an "earnout" feature with the possibility of additional payments in the future. There is a possibility that if the Assignee is able to resolve all of the Company's obligations and future payments are made under the earnout terms, that some amounts could be paid to our stockholders. However, there are too many variables and uncertainties for us to estimate whether any amounts will actually be paid or the amount of any such payments.

Do I have appraisal rights in connection with the Assignment?

        No. Under Delaware law, holders of our common stock are not entitled to appraisal rights in connection with the Assignment.

Will iPrint continue as a public company?

        No. Upon completion of the Assignment, we intend to delist our shares from trading on Nasdaq (if we have not already been delisted by Nasdaq prior to that time) and will terminate our status as a reporting company with the Securities and Exchange Commission as soon as legally permitted.

PROPOSAL ONE: ASSIGNMENT FOR THE BENEFIT OF CREDITORS

TERMS OF TRANSACTION

        Our Board of Directors proposes that we assign substantially all of our assets for the benefit of our creditors (the "Assignment"). An Assignment is a non-judicial insolvency procedure in which we would transfer all of our right, title, interest in, and custody and control of our property to a third party assignee in trust (the "Assignee"). The Assignee will then liquidate the property and distribute the proceeds to our creditors to satisfy our obligations. If any proceeds remain after all of our obligations have been satisfied, those remaining proceeds will be distributed to you, the stockholders. Because we do not know the final amount which the Assignee will recover from a liquidation of our assets, we do not know whether any amounts will be available for distribution to you.

        The Board of Directors will determine the Assignee. Currently we expect that the Assignee will be Sherwood Partners, Inc. Sherwood specializes in assisting companies with respect to crisis management, turnaround work, financial advisory services and controlled liquidations of companies through assignments for the benefit of creditors. In particular, Sherwood has considerable experience in recent years in connection with the wind-down of operations for internet and other technology companies. Sherwood has acted as Assignee for distressed companies in connection with an assignment for the benefit of creditors on more than sixty (60) occasions.

        We have recently entered into an agreement in principle with MadeToOrder.com, Inc. ("MTO") pursuant to which MTO will purchase from the Assignee certain assets of the Company. It is anticipated that MTO will also assume certain liabilities of the Company. The proposed transaction discussed between MTO and the Company to date includes an agreement by MTO to pay 50% of its profits, if any, in the calendar years 2003 and 2004 to the Assignee (the "earn-out"), creating the possibility that some funds may be available for distribution to the Assignee over time. There is a possibility that if the Assignee is able to resolve all of the Company's obligations and future payments are made under the earnout terms, that some amounts could be paid to our stockholders. However, there are too many variables and uncertainties for us to estimate whether any amounts will actually be paid or the amount of any such payments. See "Change of Control Transactions" for further discussion of the Company's agreement with MTO. Once the Assignment is completed, the Assignee will have sole control over our assets and we will no longer control our operations, the liquidation or distribution of assets or the resolution of claims. Additionally, parties other than MTO may bid to purchase the Company's assets from the Assignee. However, at this time we do not know whether the Assignee will receive any bids. Accordingly, the Assignee will be solely responsible for deciding whether to pursue a transaction with MTO or any other party and negotiating the final terms of any such transaction.

REASONS FOR THE ASSIGNMENT; RECOMMENDATION OF OUR BOARD OF DIRECTORS

        Our Board of Directors has determined that the Assignment is in the best interest of the stockholders, and it has approved the Assignment. In the course of determining that the Assignment is in the best interest of the Company, our Board of Directors consulted with our management and considered a number of factors in making its determination, including the following:

        Our financial projections and our continuing negative cash flow;

  The overall debts of the Company;

  The litigation claims to which the Company is subject;

  The inability of the Company to continue to fund its existing operations with our current cash flow;

  The inability of the Company to raise additional capital;

  The inability of the Company to attract a purchaser willing to acquire the Company or substantially all of its assets;

  The severe slowdown experienced in the custom printing industry as the general economy fell into recession and spending on advertising, marketing and promotion decreased significantly;

  The current level of competition in the custom printing industry; and

  General economic conditions.

        Additionally, after seeking potential funding sources and other ways to continue to operate our business, we have been unable to find a viable alternative to the Assignment. Our Board of Directors believes that as compared to a filing under federal bankruptcy laws (which the Board believes is the only alternative), the Assignment presents the best opportunity for the best recovery for creditors and also may provide an opportunity for future payments to our stockholders. Our Board of Directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to the factors considered in connection with its determination. In addition, our Board of Directors did not undertake to make any specific determination as to whether any particular factor was essential to its ultimate determination, but rather the Board conducted an overall analysis of the factors described above.

CONSEQUENCES TO STOCKHOLDERS

        Based upon information available at this time, we cannot forecast if the Company's stockholders will receive any cash, stock or other property in connection with, or as a result of, the Assignment. Upon completion of the Assignment, we intend to delist our shares from trading on Nasdaq (if we have not already been delisted by Nasdaq prior to that time) and will terminate our status as reporting company with the Securities and Exchange Commission as soon as legally permitted. As a result, we expect that the Company's stockholders will have no readily available means to dispose of their shares following the Assignment.

        Approval of the Assignment requires approval by the holders of a majority of all outstanding shares of iPrint. Stockholders holding a majority of our outstanding shares have already committed to vote their shares in favor of an Assignment pursuant to a Stockholders' Agreement and Irrevocable Proxy, discussed below.

DESCRIPTION OF BUSINESS

        iPrint is a leader in providing online and offline marketing and customized branding solutions to the Fortune 1000. With a network of offices nationwide, iPrint works with over 200 large organizations such as BP, Charles Schwab, Compaq, DuPont, Microsoft, OfficeMax, Oracle, Sun Microsystems and Wyeth Pharmaceuticals, as well as servicing over one million small business customers. iPrint's technology and solutions improve the way businesses buy custom imprinting and corporate printing. iPrint can integrate into e-procurement platforms, streamlining the cost of ordering professional printing and promotional merchandise and improving the overall ROI of e-procurement efforts. iPrint's technology also powers the award-winning Web site, iPrint.com, which offers SOHO customers convenience and significant cost savings on professionally printed products.

BACKGROUND OF TRANSACTION

        In early November, 2001 following the closing of our acquisition of Wood Alliance, Inc., our management and Board implemented a series of initiatives to reduce the Company's operating expenses. This included a major reduction in our work force and other operating expenses. Subsequent to these initial reductions, the overall economic climate continued to adversely impact the market for the promotional products which are our principal source of revenues. As a result, on several other occasions we implemented additional expense reduction measures including additional workforce reductions.

        On March 27, 2002 our Board of Directors approved the retention of Sherwood to advise the Company on matters related to restructuring and potential business combination planning, and to perform related financial and operating analysis. On April 16, 2002, the Board approved the retention of Morgan, Lewis, Githens & Ahn, Inc., a New York based investment banking firm, for the purpose of identifying, locating, and developing a merger, acquisition, or financing partner and performing related development and assessments of potential merger, acquisition, and financing transactions. Beginning in April, 2002 and continuing through approximately June, 2002, we or our representatives approached approximately 51 companies with respect to a potential business combination or financing transaction. Of these companies, we engaged in preliminary conversations with approximately 35 and exchanged confidential information with 14.

        Throughout this period we also sought new and alternative debt or equity financing arrangements to replace or supplement our revolving line of credit with our bank. In late May, we began serious discussions with MTO. These discussions were initiated as a result of casual conversation between sales executives of the two companies. After each of the executives consulted their respective management teams, discussions were initiated between the senior management of both companies. Our discussions initially focused on a possible merger of iPrint and MTO. However, given the extent of our liabilities and outstanding unresolved claims, we were unable to reach an agreement with respect to a transaction. At the same time, we continued to explore the possibility of a transaction with other parties. Subsequently, discussions with MTO and one other interested party began to focus on an acquisition of substantially all of our assets as part of an assignment for the benefit of creditors transaction. On August 5, 2002, we received a letter of intent from MTO proposing an acquisition of substantially all of our assets.

        On August 12, 2002, we entered into a Subordinated Secured Promissory Note with MTO, pursuant to which MTO has advanced us $1,000,000. As a condition to our obtaining this loan, three of our stockholders who control a majority of our outstanding stock entered into an agreement committing to vote their shares in favor of the Assignment. Although we were in discussions with other parties regarding potential transactions, MTO was the only party prepared to loan funds to us. Such a loan was needed to continue our operations until we could complete the Assignment.

        On August 22, 2002, we issued a press release announcing that we had come to an agreement in principle with MTO with regard to a sale of substantially all of our assets and that the transaction, if consummated, would be through an Assignment.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

        In June 2001, iPrint entered into an employment agreement with Monte D. Wood, iPrint's President and Chief Executive Officer (the "Wood Agreement"). The Wood Agreement provides for the payment to Mr. Wood of a $250,000 minimum base annual salary and a bonus of up to 30% of his base annual salary, subject to achievement of certain financial and other goals established by the Board. Since entering the Wood Agreement, Mr. Wood's base salary has been reduced by 10% and no bonuses have been paid. Pursuant to the Wood Agreement, Mr. Wood was granted an option under the 1997 Stock Option Plan to purchase 350,000 shares of our Common Stock, which he declined to accept. The Wood Agreement provides that Mr. Wood is employed at-will. If Mr. Wood resigns without good reason, he will not be entitled to any further compensation or benefits. The Wood Agreement defines "good reason" as any failure by iPrint to comply with the material terms of the agreement; any request by iPrint that Mr. Wood perform any act which is illegal; any material reduction in Mr. Wood's responsibilities, duties or authority without the written consent of Mr. Wood; any reduction in Mr. Wood' base salary except as part of any overall cost reduction measures implemented by iPrint's Board of Directors; or the relocation of Mr. Wood by iPrint to a location more than 100 miles from

Santa Clara, California. If Mr. Wood is terminated for cause, dies or is disabled, he will receive no further compensation nor remain eligible to receive any further benefits. If Mr. Wood is terminated without cause or resigns for good reason, and he signs an agreement releasing iPrint from employment-related claims, he will receive a severance package that will include salary continuation for one year, a pro rata payment of any earned portion of the annual bonus, contributions to COBRA payments for one year, and a one-year acceleration of the vesting of any options to purchase iPrint common stock held by Mr. Wood.

        Based upon the discussions that have taken place to date, upon completion of the proposed transaction it is anticipated that Monte Wood, our current President and Chief Executive Officer, will become Chief Executive Officer of MTO. The terms and conditions of such employment have not been established and presently there is no agreement in place. However, any compensation package that Mr. Wood receives from MTO would not result in him receiving more than reasonable and customary compensation as a whole given his role and position with MTO. It is expected that Mr. Wood's compensation arrangement would not exceed his current employment agreement with the Company which provides for a $250,000 base salary plus an opportunity to receive a bonus of up to 30% of his base compensation based upon achieving milestones. It is anticipated that as part of his compensation arrangement, Mr. Wood will receive an equity incentive in the form of stock options. The Company believes that any such arrangement will not be in excess of that which is reasonable and customary and that it will not exceed 5% of the MTO outstanding shares. The Wood Agreement contains non-compete and non-solicit provisions, which iPrint will waive in order for Mr. Wood to accept employment with MTO. As mentioned above, discussions between MTO and the Company were initiated as a result of casual conversations between sales executives of the two companies. Mr. Wood did not initiate such discussions. Mr. Wood is expected to be offered a position as Chief Executive Officer because of his experience, including nearly 20 years of service as president of Wood Associates prior to its acquisition by the Company, and his work with the Company as its President and Chief Executive Officer.

        In January 2002, iPrint entered into a Confidential Resignation Agreement and General Release of Claims with Royal P. Farros (the "Farros Resignation Agreement"). Pursuant to the Farros Resignation Agreement, Mr. Farros received a lump sum severance payment equal to 12 months base salary, less applicable taxes. The Farros Resignation Agreement provided for other additional payments, totaling approximately $253,000 to be made to Mr. Farros in the form of a credit against the loan owed by Mr. Farros to the Company including the following amounts: the repurchase of 278,000 shares of iPrint common stock owned by Mr. Farros at a price per share of $0.22; and the payment of the equivalent of three monthly payments the Company currently makes on the chief executive officer's car. As of August 1, 2002, the loan had been repaid in full. The vesting of Mr. Farros' unexercised stock options has been accelerated for a period of 12 months following his resignation date. Pursuant to the terms of the Farros Resignation Agreement, Mr. Farros will also receive contributions to COBRA for a period of 12 months.

        In January 2002, iPrint entered into an employment agreement with David Seltzer, iPrint's Interim Chief Financial Officer (the "Seltzer Agreement"). The Seltzer Agreement provides for the payment to Mr. Seltzer of a $200,000 minimum base annual salary and a bonus of up to $40,000, subject to achievement of certain financial and other goals established by the board. Pursuant to the Seltzer Agreement, Mr. Seltzer was granted an option under the 1997 Stock Option Plan to purchase 425,000 shares of our Common Stock. The Seltzer Agreement provides that Mr. Seltzer is employed at-will. If Mr. Seltzer resigns for any reason, is terminated for cause, dies or is disabled, he will receive no further compensation nor remain eligible to receive any further benefits. If Mr. Seltzer is terminated without cause, and he signs an agreement releasing iPrint from employment-related claims, he will receive a severance package. For purposes of the Seltzer Agreement, a termination "for cause" occurs if Mr. Seltzer is terminated for any of the following reasons: (i) theft, dishonesty, misconduct or falsification of any employment or Company records; (ii) improper disclosure of the Company's confidential or proprietary information; (iii) any action by Mr. Seltzer which has a detrimental effect on the Company's reputation or business; (iv) his failure or inability to perform any assigned duties; or (v) his conviction (including any plea of guilty or no contest) for any criminal act that impairs his ability to perform his duties under the Seltzer Agreement. The Seltzer Agreement provides for a severance package which includes a lump sum payment of up to 3 months base salary, contributions to COBRA payments for up to three months, and an acceleration of the vesting of options to purchase iPrint common stock equal to 8,333.33 shares (one month of vesting) multiplied by the actual number of full months Mr. Seltzer was employed by the Company, plus up to an additional 25,000 shares.

        In November 1999, iPrint received from James P. McCormick, a director of iPrint, a promissory note in an aggregate principal amount of $655,400 in connection with the exercise of stock options. The note bears interest at 5.96% per annum and is due in November 2003. As of August 31, 2002, $70,38.25 of accrued interest had been forgiven, and there remained $204,815 in outstanding principal under the note.

        In April 2001, iPrint received from Royal P. Farros, iPrint's former chief executive officer and chairman of the Board of Directors, and Laurie K. Farros, iPrint's vice president, human resources, a secured demand note in an aggregate principal amount of $721,423. The note bore interest at 8.56% per annum and was payable quarterly in the amount of $18,941.90, with a final balloon payment of all remaining principal and accrued interest due in April 2005. As of August 1, 2002, the loan had been repaid in full.

        Monte D. Wood and James D. Childers have leased the property located at 3073 Corvin Drive, Santa Clara, California, to iPrint since October 31, 2002. The lease expires on July 1, 2006. The monthly rent is $11,000 and either party may cancel the lease on 90 days written notice.

CHANGE OF CONTROL TRANSACTIONS

        On August 12, 2002, iPrint entered into a Subordinated Secured Promissory Note with MadeToOrder.com, Inc., a Delaware corporation ("MTO"), pursuant to which MTO has loaned iPrint $1 million (the "Note"). All amounts borrowed pursuant to the note are fully secured by a Security Agreement dated August 12, 2002, between iPrint and MTO (the "Security Agreement") which grants MTO a security interest in substantially all of iPrint's assets, subject to a lien relating to iPrint's bank line of credit.

        In connection with the Note and the Security Agreement, on August 12, 2002, Monte Wood, Royal Farros, James Childers and MTO entered into a Stockholders Agreement and Irrevocable Proxy (the "Agreement"), pursuant to which MTO may be deemed to be the beneficial owner of the their iPrint shares, which shares represent approximately 58% of the outstanding iPrint shares.

  Stockholders Agreement and Irrevocable Proxy

        Pursuant to the Agreement, Monte Wood, Royal Farros and James Childers agree to vote their shares of iPrint common stock at any annual or special meeting of stockholders of iPrint, or in any action by written consent of stockholders, in favor of a transaction pursuant to which MTO would acquire a majority of iPrint's assets and assume a majority of its liabilities following the Assignment (the "Transaction"). In accordance with the Agreement, Monte Wood, Royal Farros and James Childers also agree to vote their iPrint shares against (i) approval of any action, proposal or agreement that could compete with, impede, interfere with or attempt to discourage the Transaction or inhibit the timely consummation of the Transaction, (ii) any change in the persons who constitute the Board of Directors of iPrint that is not approved in advance by at least a majority of the persons who were directors of iPrint as of the date of the Agreement, (iii) any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the iPrint under the Security Agreement, the Note and a Letter Agreement dated August 12, 2002 (the "Letter Agreement," discussed below), and (iv) except for the Transaction, any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of iPrint or any subsidiaries.

        Pursuant to the Agreement, Monte Wood, Royal Farros and James Childers granted MTO an irrevocable proxy to vote their iPrint shares with regard to the matters referred to above at any annual or special meeting of stockholders of iPrint or in connection with any action by written consent by the stockholders of iPrint. Also pursuant to the Agreement, Monte Wood, Royal Farros and James Childers agreed to use their best efforts to cause their employees, agents and representatives (including any investment banker, attorney or accountant retained by any of them) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal for merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of iPrint or any subsidiaries.

  Letter Agreement

        In connection with the Note, the Security Agreement and the Transaction, iPrint entered into the Letter Agreement with MTO. Pursuant to the Letter Agreement, iPrint agreed, that for a period of 180 days or until the Transaction is consummated or otherwise terminated, iPrint will not, nor will it permit any of its affiliates, their officers, directors, employees, or other agents, solicit, initiate, encourage or in any way facilitate any inquires, proposal, negotiation or agreement from any corporation, partnership, person, group or other entity ("Third Party") concerning a possible merger, consolidation or other business combination involving iPrint or an acquisition of a substantial portion of iPrint's capital securities or a substantial portion of its assets ("Acquisition Transaction"), or to negotiate, explore, or otherwise engage in discussions with any Third Party in furtherance of such inquiries, furnish information to any such entity or enter into any agreement, arrangement, or understanding with any such Third Party with respect to any Acquisition Transaction or which would require iPrint to abandon, terminate or fail to consummate the Transaction, or any successor transaction thereto.

        Also pursuant to the Letter Agreement, in the event iPrint breaches any provision of the Letter Agreement, fails to obtain stockholder approval of the Transaction within 90 days of the Letter Agreement, fails to execute a definitive agreement with MTO with respect to the Transaction within 90 days of the Letter Agreement, or enters into an agreement with a Third Party with respect to an Acquisition Transaction within 360 days of the Letter Agreement, iPrint will pay MTO liquidated damages in the amount of $300,000.

  Operating Agreement

        iPrint also entered into an Interim Operating Agreement with MTO ("Operating Agreement"). Pursuant to the Operating Agreement, subject to certain limitations and its prior authorization, MTO has agreed to guarantee payments to iPrint's trade vendors with respect to ongoing orders. The Security Agreement has been amended such that payments made by MTO pursuant to its guarantee are also subject to the Security Agreement. The Operating Agreement also includes a covenant that the Company will operate its business in a manner reasonably calculated to preserve our business and retain employees. As part of this commitment, we are subject to certain covenants and restrictions regarding our ongoing operations.

DISSENTER'S RIGHT OF APPRAISAL

        Under Delaware law, iPrint stockholders are not entitled to appraisal rights in connection with the Assignment.

MATERIAL FEDERAL TAX CONSEQUENCES

        The following is a summary of the material United States federal income tax consequences of the Assignment that are applicable to stockholders. This discussion is included for general information purposes only and is not intended to be, and is not, legal or tax advice to any particular stockholder. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and other legal authorities, all of which are subject to change, possibly with retroactive effect. No rulings from the Internal Revenue Service (the "IRS") or opinions of counsel have been or will be requested concerning the matters discussed below. The tax consequences set forth in the following discussion are not binding on the IRS or the courts, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court.

        The following discussion does not apply to certain stockholders who, due to their particular circumstances, may be subject to special rules. Those stockholders include stockholders who are dealers in securities, financial institutions, insurance companies, tax-exempt organizations, foreign persons, stockholders who acquired their Company common stock through stock option or stock purchase programs or in other compensatory transactions, stockholders who are subject to alternative minimum tax, stockholders who hold their Company common stock as part of an integrated investment, including a straddle, comprising shares of Company common stock and one or more other positions, or stockholders who have entered into a constructive sale of Company common stock under the Code.

EACH STOCKHOLDER SHOULD CONSULT THE STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE STOCKHOLDER'S PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES AND OTHER TAX CONSEQUENCES TO THE STOCKHOLDER OF THE PLAN OF REORGANIZATION, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY CHANGES IN SUCH LAWS.

        Worthless Stock.    Under U.S. federal income tax law, if stock becomes worthless, the resulting loss is treated as a loss from the sale or exchange of a capital asset on the last day of the tax year during which the stock first becomes worthless. Stock is generally treated as worthless if there is no current liquidating value, no reasonable hope and expectation that the stock will become valuable at some future time and there is an identifiable event establishing the worthlessness of the stock.

        Upon completion of the Assignment, the Company expects that its shares will be delisted from trading on Nasdaq. If the stockholders do not receive any liquidating distributions, it is likely that the Assignment will be the identifiable event that establishes the worthlessness of the stock of the Company, and that each stockholder should recognize a capital loss equal to the stockholder's adjusted tax basis in the stockholder's shares. For purposes of determining a stockholder's holding period in the Company's stock, and whether the capital loss is a long-term or a short-term capital loss, a stockholder's holding period should be determined as if the stock were sold on the last day of the stockholder's taxable year (December 31 for individual stockholders).

        If certain requirements of Section 1244 of the Code are met, an individual or partnership stockholder may be able to claim an ordinary loss as a result of the Assignment and stock worthlessness rather than a capital loss with respect to such stockholder's Company common stock. Among these requirements are that such Company stock was purchased by the stockholder for cash or other property before the Company received aggregate contributions of money or other property for its stock, as a contribution to capital and as paid-in surplus, of $1,000,000. Other requirements include, for example, the requirement that the Company, during the Company's most recent five taxable years, have derived more than fifty percent of its aggregate gross receipts from sources other than royalties, rents, dividends, interest, annuities and sales or exchanges of stock or securities). Amounts treated as an ordinary loss under these rules, if any, are limited to $100,000 in the case of a husband and wife filing a joint income tax return and $50,000 in all other cases. Stockholders who believe that these rules may apply to them are strongly urged to consult with their tax advisors regarding the potential applicability of Section 1244 of the Code to a loss resulting from the Assignment and stock worthlessness.

        Potential Subsequent Liquidation.    If there is a subsequent liquidating distribution in the same tax year as the Assignment, amounts received by stockholders in complete liquidation of Company should be treated as payments made in exchange for their common stock. In general, each Company stockholder should recognize capital gain or loss equal to the difference between the amount of consideration received by such Company stockholder and the Company stockholder's adjusted tax basis in the shares of Company stock surrendered.

        If a liquidating distribution is received in a year subsequent to the Assignment and if a stockholder has treated the Assignment and other events as establishing worthlessness, then the stockholder should consider filing an amended return to undo the effect of the worthless stock loss and report a gain or loss solely with respect to the subsequent year's liquidating distribution.

        Gain or loss should be determined separately for each block of shares, with a "block" consisting of shares acquired at the same cost in a single transaction. That gain or loss will be long-term capital gain or loss, provided the shares are held for investment and the stockholder's holding period for such shares is more than one year. For non-corporate Company stockholders, long-term capital gains are generally subject to a maximum federal income tax rate of 20% and short-term capital gains are subject to tax at ordinary income tax rates. Capital losses not offset by capital gains may be deducted against a non-corporate stockholder's ordinary income only up to a maximum annual amount of $3,000. A non-corporate stockholder may not carry back capital losses, but such losses may be carried forward to subsequent tax years. All net capital gains for a corporate stockholder are subject to tax at regular corporate tax rates. Although a corporate stockholder can generally deduct capital losses only to the extent of capital gains, any unused capital losses of a corporate stockholder may generally be carried back three years and forward five years.

        Backup Withholding if there are Liquidating Distributions.    Federal income tax laws require that, to avoid backup withholding with respect to "reportable payments" (in an amount equal to 30% for 2002, reduced to 28% in a series of steps for subsequent years), each Company stockholder must (a) provide the Company with such stockholder's correct taxpayer identification number ("TIN") on Form W-9 and certify as to no loss of exemption from backup withholding, or (b) establish a basis for exemption from backup withholding on an appropriate Form W-8 (including a Form W-8BEN, W-8ECI, W-8EXP and W-8IMY) or Form W-9, as applicable. Exempt stockholders (including, among others, all corporations and certain foreign individuals) are not subject to backup withholding and reporting requirements. If withholding is made and results in an overpayment of taxes, a refund may be obtained. Reportable payments, if any, made to stockholders pursuant to a liquidation of the Company will be reported by the Company to the IRS to the extent required by law.

VOTE REQUIRED

        Approval of the Assignment requires approval by the holders of a majority of all outstanding shares of iPrint. Stockholders holding a majority of our outstanding shares believe that it is in the best interests for us and our stockholders to effect the Assignment, and they have committed to vote their shares in favor of an Assignment pursuant to a Stockholders' Agreement and Irrevocable Proxy, discussed above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of August 1, 2002, certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director of the Company, (iii) the Company's Chief Executive Officer, each of the Company's four most highly compensated executive officers, and the former Chief Financial Officer and former Chief Technology Officer, and (iv) all directors and executive officers of the Company as a group.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percent of Common Stock Outstanding (3)
MadeToOrder.com, Inc. (4)	34,180,487	58.13%
James Childers (5) Wood Alliance, Inc. 2360 Bering Drive San Jose, California 95131	7,735,438	13.8%
Monte D. Wood (6)	17,769,879	30.09%
Royal P. Farros (7)	8,675,170	15.7%
David Seltzer (8)	825,000	1.5%
James P. McCormick	97,544	*
Edward C. Driscoll, Jr.	3,333	*
William P. Kaplan (9)	553,781	*
Gary S. Parkhurst (10)	489,043	*
Nickoletta T. Swank (11)	925,541	1.7%
Gordon Case	8,333	*
Robyn Cerutti (12)	—	—
David Hodson (13)	612,218	1.1%
Directors and executive officers as a group (11 persons) (14)	29,959,842	49.5%

(1)
Except as otherwise indicated, iPrint believes that the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Except as otherwise indicated, the address for each of iPrint's officers and directors is c/o iPrint Technologies, inc., 3073 Corvin Drive, Santa Clara, California 95051.

(2)
Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options. Options granted under the iPrint 1997 Stock Option Plan are immediately exercisable, subject to the Company's right to repurchase unvested shares at a price equal to the option exercise price upon termination of employment.

(3)
Calculated on the basis of 54,860,040 shares of common stock outstanding as of August 1, 2002 except that with respect to any beneficial owner of shares of common stock underlying options exercisable within 60 days of August 1, 2002, the shares underlying that beneficial owner's options are deemed outstanding for purposes of calculating the percentage ownership of that person.

(4)
Monte Wood, Royal Farros, James Childers and MadeToOrder.com, Inc. ("MTO") entered into a Stockholders Agreement and Irrevocable Proxy (the "Agreement"), pursuant to which MTO may be deemed to be the beneficial owner of the their iPrint shares, which shares represent approximately 58% of the outstanding iPrint shares. See discussion in "Change of Control Transactions."

(5)
Includes 6,617,438 shares of common stock and immediately exercisable options to purchase 1,118,000 shares of common stock. Pursuant to the Agreement, Mr. Childers may not hold sole voting power with respect to his shares. See discussion in "Change of Control Transactions."

(6)
Includes 15,189,879 shares of common stock and immediately exercisable options to purchase 2,580,000 shares of common stock. Pursuant to the Agreement, Mr. Wood may not hold sole voting power with respect to his shares. See discussion in "Change of Control Transactions."

(7)
Includes 8,403,891 shares of common stock; immediately exercisable options to purchase 139,802 shares of common stock of which 114,366 shares are fully vested and 25,436 shares are subject to a right of repurchase which lapses over time; 400 shares of common stock held in equal portions by Laurie K. Farros as custodian for four minors; and immediately exercisable option held by Laurie K. Farros to purchase 132,077 shares of common stock of which 85,932 are fully vested and 46,145 shares are subject to repurchase which lapses over time. Pursuant to the Agreement, Mr. Farros may not hold sole voting power with respect to his shares. See discussion in "Change of Control Transactions."

(8)
Includes immediately exercisable options to purchase 825,000 shares of commons stock of which 25,000 are fully vested and 800,000 shares are subject to repurchase which lapses over time.

(9)
Includes 1,600 shares of common stock; immediately exercisable options to purchase 552,181 shares of Common Stock of which 213,639 shares are fully vested and 338,542 shares are subject to a right of repurchase which lapses over time.

(10)
Includes immediately exercisable options to purchase 489,043 shares of commons stock of which 139,043 are fully vested and 350,000 shares are subject to repurchase which lapses over time.

(11)
Includes 179,165 shares of common stock owned by Ms. Swank and David L. Swank; 234,000 shares of common stock that are subject to a right of repurchase which lapses over time, 20,000 shares of common stock held by Ms. Swank as trustee of the Nickoletta T. Farros Grantor Retained Annuity Trust dated September 24, 1999, 3,000 shares of common stock held by Ms. Swank as custodian for Katherine A. Swank, immediately exercisable option to purchase 487,326 shares of common stock, of which 95,451 are fully vested and 391,875 that are subject to a right of repurchase which lapses over time, 500 shares of common stock held by Katherine A. Swank. 5,000 shares of common stock held by David L. Swank.

(12)
At the time of Ms. Cerutti's resignation, the company repurchased all stock she had acquired through the exercise of options, none of which were vested.

(13)
Includes 208,932 shares of common stock, immediately exercisable options to purchase 403,286 shares of common stock of which 151,412 are fully vested and 251,874 that are subject to a right of repurchase which lapses over time

(14)
Includes 5,623,714 shares subject to immediately exercisable options or options exercisable within 60 days of August 1, 2002, beneficially owned by executive officers and directors. 2,203,872 of these shares would not be vested within 60 days after August 1, 2002, and thus would be subject to repurchase by iPrint.

TRANSACTION OF OTHER BUSINESS

        At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the October 10, 2002 special meeting of stockholders of iPrint other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors,
/s/ WILLIAM P. KAPLAN
William P. Kaplan Secretary

September 13, 2002

PROXY

iPrint Technologies, inc.

Proxy for the Special Meeting of Stockholders

To be held on October 10, 2002

Solicited by the Board of Directors

                The undersigned hereby appoints Monte D. Wood, David Seltzer and William Kaplan, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in iPrint Technologies, inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Special  Meeting of Stockholders of the Company to be held at 3073 Corvin Drive, Santa Clara, California 95051 at 8:00 a.m., local time, and at any adjournment or postponement thereof (i) as hereinafter specified upon the proposal listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated September 12, 2002 (the “Proxy Statement”), receipt of which is hereby acknowledged, and (ii) in their discretion upon such other matters as may properly come before the meeting.

                THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED.  IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSAL 1.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE
SIDE

☒ Please mark votes as in this example

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO

SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK

MAY BE REPRESENTED AT THE MEETING.

A vote FOR the following proposal is recommended by the Board of Directors:

                1.             A proposal to approve a transfer of all or substantially all of the Company’s assets through an assignment for the benefit of creditors:

☐ FOR	☐ AGAINST	☐ ABSTAIN

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW	☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Please sign here.  Sign exactly as your name(s) appears on your stock certificate. If shares of stock are held of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the Proxy for a deceased stockholder should give their full title. Please date the Proxy.

The shares represented hereby shall be voted as specified. If no specification is made the shares shall be voted for proposal 1.

Signature:	Date:

Signature:	Date:

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TABLE OF CONTENTS
PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
SOLICITATION AND VOTING OF PROXIES
SUMMARY
PROPOSAL ONE: ASSIGNMENT FOR THE BENEFIT OF CREDITORS
  TERMS OF TRANSACTION
  REASONS FOR THE ASSIGNMENT; RECOMMENDATION OF OUR BOARD OF DIRECTORS
  CONSEQUENCES TO STOCKHOLDERS
  DESCRIPTION OF BUSINESS
  BACKGROUND OF TRANSACTION
  INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON
  CHANGE OF CONTROL TRANSACTIONS
  DISSENTER'S RIGHT OF APPRAISAL
  MATERIAL FEDERAL TAX CONSEQUENCES
  VOTE REQUIRED
  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
TRANSACTION OF OTHER BUSINESS